EXHIBIT 10.2

REAL ESTATE INVESTMENT ADVISORY AGREEMENT

     Kennedy Associates Real Estate Counsel, Inc. currently has a contractual service agreement with Riggs Bank, N.A. which is in effect and expires June 30, 2006 (the “Prior Agreement”).

     This Real Estate Investment Advisory Agreement (“Agreement”) by and between Kennedy Associates Real Estate Counsel, Inc. (“Kennedy”) and Riggs Bank N.A. (“Riggs”) is effective July 15, 2002. This Agreement supersedes and replaces the Prior Agreement. The Prior Agreement shall govern the compensation and indemnification of Kennedy for periods prior to July 15, 2002.

WITNESSETH:

     WHEREAS, Riggs is the trustee of the Riggs Bank N.A. Multi-Employer Property Trust (“Trust”) established and administered under the Amended and Restated Declaration of Trust dated October 6, 1996 (“Trust Agreement”);

     WHEREAS, the Trust is a common trust fund for the collective investment in real estate-related investments (“Real Estate Investments”) of assets of retirement, pension or similar plans (“Participating Plans”); and

     WHEREAS, Riggs has determined that it is in the best interest of the Trust to engage Kennedy to provide the services set forth in this Agreement with respect to the acquisition, management and disposition by the Trust of interests in real property.

     NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment: Riggs hereby appoints Kennedy as an investment advisor to Riggs with respect to the Trust and the Real Estate Investments.
2.	Services:

(a)	Kennedy shall advise Riggs with respect to real estate and real estate-related investments now in the Trust and which Riggs may wish in the future to make on behalf of the Trust.
(b)	Riggs and Kennedy shall prepare, on an annual basis, a business plan addressing Kennedy’s goals and objectives with respect to the Trust for the coming year. The plan shall be prepared and submitted to Riggs no later than the 15th of November of the preceding year. In addition, Kennedy shall prepare and submit to Riggs valuation, financial and such other information as is set forth in Appendix III, as amended from time to time by mutual agreement of the parties.

(c)	Kennedy shall, from time to time, present to Riggs for its consideration Real Estate Investments which, based upon Kennedy’s preliminary investigation, are determined by Kennedy in good faith to meet the requirements of and to present an appropriate investment opportunity for the Trust. In reviewing potential properties, Kennedy shall consider whether (i) the potential investment would generate any unrelated business taxable income (“UBTI”) that would either cause any title holding corporation(s) to lose its/their federal or state tax exempt status or would have to be recognized or realized by the Trust itself (as sole shareholder of the title holding corporations(s)), and (ii) whether any other contemplated activities might adversely affect the tax exempt status of the title holding corporation(s).
(d)	On receipt of an executed Letter of Intent for a potential Real Estate Investment, Kennedy shall prepare an Investment Brief for presentation to the Trust Real Estate Investment Committee (or comparable committee within the Trust Department of Riggs, which is established by Riggs) (collective “TREIC”). The Investment Brief shall include sufficient information (project description, market analysis, risk/return considerations, financial analyses, transaction structure, etc.) for TREIC’s consideration of the investment merit. Subject to Riggs’ approval through TREIC, Kennedy shall complete all appropriate and necessary due diligence services, negotiations and transaction documentation to effect the acquisition.

(e)	On completion of negotiations and documentation, Kennedy shall present a recommendation to Riggs inclusive of a description of any material changes to the transaction since submittal of the Investment Brief. Upon Riggs’ approval of the recommendation, Kennedy shall cause the investment transaction to be consummated.

(f)	Kennedy shall maintain appropriate records of the Real Estate Investments and of Kennedy’s activities under this Agreement, which records shall be open to inspection by Riggs or its authorized representatives at Kennedy’s office during normal business hours. Kennedy shall also prepare such periodic reports of its activities and the Real Estate Investments as Riggs may reasonably request.
(g)	Kennedy shall recommend to Riggs, subject to Riggs’ approval, appraisers, insurance agents and attorneys whose services are necessary or appropriate to the acquisition, ownership, development, operation and disposition of one or more of the Real Estate Investments, and Riggs shall cause the Trust to pay such persons or entities under the terms of the agreements entered into by Kennedy with such persons or entities in the name of the Trust. Kennedy shall select and employ on behalf of the Trust agents, accountants, mortgage originators or servicers, lenders, technical advisors, brokers, leasing agents, underwriters, escrow agents, custodians, agents for collection, insurance agents, architects, engineers, construction consultants and managers, construction contractors and others whose services are necessary or appropriate to the acquisition, ownership, development, operation and disposition of one or more of the Real Estate Investments. Riggs shall cause the Trust to pay, as directed by Kennedy, such persons or entities under the terms of the agreements entered into by Kennedy with such persons or entities in the name of the Trust.

(h)	With respect to the disposition of Real Estate Investments, Kennedy shall provide such services and make such recommendations, as Riggs shall reasonably request.
(i)	Kennedy shall cooperate with and support Riggs in its efforts to market the Trust to existing and prospective Participating Plans.

(j)	Kennedy shall provide usual and customary commercial real estate asset management services in respect of the properties held by the Trust as Real Estate Investments, including, among other services, the leasing and re-negotiation of leases on the properties, the retention of Property Management firms, and such other usual and customary real estate asset management services as are normally provided by Kennedy in respect of real estate portfolios similar to the Trust. Kennedy shall provide such asset management services in respect of all Real Estate Investments in the Trust, including both new Real Estate Investments built or acquired by the Trust and “stabilized” Real Estate Investments that have been previously leased out.

(k)	Kennedy shall provide other similar services within its area of expertise which Riggs may reasonably request from time to time relating to the Trust, but this shall not include property management services which, if provided, shall be separately compensated.

3.	Furnishing Information to Kennedy: Riggs shall keep Kennedy informed with regard to the Real Estate Investments owned by the Trust, and the funds available or expected to be available for investment by the Trust. In addition, Riggs shall provide Kennedy with a current list of all Participating Plans in the Trust. Upon request, Riggs will provide Kennedy any additional information as necessary and appropriate for the purpose of Kennedy performing their functions.

4.	Policy Board and Informational Material: Riggs shall maintain a Policy Board for the Trust. The Policy Board shall have up to six members and such duties and responsibilities as determined by Riggs. For so long as this Agreement is in effect, two members of the Policy Board may be nominated by Kennedy. Each of the members of the Board shall be appointed by Riggs and shall serve until he resigns or is replaced by Riggs. Neither the appointment nor service by the Policy Board shall diminish Riggs’ exclusive control over and authority to manage the Trust. All informational material distributed by Riggs with respect to the Trust shall list the members of the Policy Board and identify any members who are employees of Kennedy to be such. In addition, all such informational material shall clearly disclose that Kennedy is the investment advisor to Riggs with respect to the Trust and the Real Estate Investments and that Riggs is the Trustee.

5.	Custody of assets: Kennedy shall not have authority to retain possession of any assets of the Trust or any instruments (excepting duplicate originals thereof) evidencing the ownership of investments of the Trust. All assets of the Trust and all instruments evidencing the ownership of investments of the Trust and originals of all documents which are necessary for Riggs to exercise their rights or remedies with respect to the assets of the Trust, including, but not limited to, all notes, mortgages, deeds, leases, certificates, title policies, assignments, legal opinions, bills of sale and indemnities, shall be held by Riggs, which shall be responsible for all custodial arrangements with respect thereto. All payments, distributions, and other transactions in cash or securities, whether with respect to the Trust or the assets thereof (including, without limitation, any rents or mortgage payments or receipts) shall be made directly to or from Riggs. Riggs is obligated to maintain the records required of MEPT. Riggs represents that it is currently a “qualified professional asset manager” (“QPAM”) as that term is defined in Prohibited Transaction Exemption 84-14 and that it will notify Kennedy as soon as practicable if it ceases to qualify as a QPAM.

6.	Compliance with Laws, Regulations, Codes, Etcetera: Kennedy shall perform its duties and responsibilities under this Agreement in accordance with, and will be limited in the exercise of its rights by, the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and all other applicable federal, state and local laws, ordinances, codes or regulations applicable to its duties and responsibilities, including without limitation identifying the appropriate required permits, certificates, approvals and inspections. If a charge of noncompliance with respect to any such laws, regulations or ordinances is brought against Kennedy, it shall promptly notify Riggs of such charge in writing.

7.	Confidentiality: Kennedy and Riggs each agree that any information provided it or its employees by the other party or by persons acting for or on behalf of the other party concerning such other party or the Trust and which is not public information shall be treated as proprietary and confidential by the recipient and its employees. Such information shall not be divulged to any party except as described in the next sentence or used for any purpose other than for the management and administration of the Trust or the performances required by this Agreement. Each party and its employees may, in good faith, divulge factual information of the type described in this paragraph to regulatory authorities and the Participating Plans.. Kennedy shall keep Riggs informed on a current basis, of information being communicated and divulged to any Participating Plan, without regard to whether such information is proprietary and confidential as described in this subsection. The provisions of this subsection regarding confidentiality shall survive the termination or expiration of this Agreement.

8.	Solicitation of Riggs’ Removal as Trustee: During the term of this Agreement, Kennedy shall not (a) request, encourage or solicit any Participating Plan to vote for or support the removal of Riggs as the Trustee of the Trust, or the replacement of Riggs by another trustee, or (b) request, encourage or solicit any Participating Plan to withdraw from the Trust; unless Kennedy in good faith reasonably believes that applicable law or fiduciary obligations requires it to do so; provided, however, that, other than a solicitation as described in items (a) or (b) above, nothing herein shall preclude Kennedy from communicating any information or concerns to Participating Plans or potential Participating Plans relating to the Trust that Kennedy reasonably and in good faith believes is required or appropriate to be disclosed to Participating Plans or potential Participating Plans by applicable law, the terms of the Declaration, or that is material or important information that is required or appropriate to be disclosed to an investor in the Trust under principles of good faith and fair dealing with investors, and no such communications shall be deemed to violate this Section 8.

9.	Compensation: Riggs shall solely be responsible for establishing the formula for calculating the fees Riggs charges to the Trust Participants and may change those fees at any time. As of the effective date of this Agreement, the fees established by Riggs were those shown in Appendix I to this Agreement. The provisions for compensating Kennedy under this Agreement are set forth in Appendix II to this

Agreement. If Riggs, in good faith and after consultation with Kennedy, determines that it should change the formula used for calculating the fees it charges to the Trust Participants, Kennedy’s compensation under this Agreement shall be changed proportionately on a prospective basis only.

10.	Expenses of Kennedy: Kennedy shall bear all of its internal costs and expenses in connection with the performance of its services hereunder, including, but not limited to: employees’ salaries; travel; lodging while in a travel status; office overhead (including long distance telephone charges); insurance (other than insurance of Real Estate Investments); taxes levied on Kennedy and its operations and income; and legal, accounting and other professional fees associated with Kennedy internal affairs (but not fees of such professionals incurred directly with respect to a particular Real Estate Investment, whether or not such Real Estate Investment is in fact acquired by the Trust). The intent of this paragraph is that Kennedy shall be compensated solely by its fee.

11.	Other Business of Kennedy: Nothing in this Agreement shall be construed to restrict the right of Kennedy or its affiliates to act and continue to act as investment managers or advisors for other clients, nor shall this Agreement be deemed to restrict in any way the freedom of Kennedy or its affiliates to conduct any other business venture of any nature or to make investments for its investment account or the investment accounts of any other person or entity.

12.	Liability and Indemnification: Kennedy, its officers and its employees will not be liable to Riggs (whether on a tort, breach of contract or other theory) for investment advice or acts or omissions under or pursuant to this Agreement or for the acts or omissions of Riggs in the management of the Trust, and Riggs shall indemnify and save harmless Kennedy, its officers and employees from and against any and all claims asserted against them arising from any such investment advice, acts or omissions, including all attorney’s fees and other expenses reasonably incurred in the defense of any such claim unless (a) such act or omission for which exculpation or indemnification is sought constituted a breach of this Agreement, bad faith, willful misfeasance, negligence or reckless disregard by Kennedy of its duties in the performance of services under this Agreement, or (b) with respect to any such act or omission for which exculpation or indemnification was sought, Kennedy is a fiduciary to the Trust or a Participating Plan under ERISA and such act or omission was a violation of the duties imposed upon Kennedy as a fiduciary under ERISA (except to the extent that liability arises derivatively from the acts or omissions of Riggs) or a violation of any other federal or state law applicable to Kennedy. Kennedy shall indemnify and save harmless Riggs from and against any and all claims, including all attorneys’ fees and other expenses reasonably incurred in the defense of any claim, asserted against Riggs by reason of any act or omission of Kennedy that (a) constituted a breach of this Agreement, bad faith, willful misfeasance, negligence or reckless disregard of its duties in the performance of services under this Agreement; or (b) constituted a violation of the duties imposed upon Kennedy as a fiduciary under ERISA (except to the extent that liability arises derivatively from the acts or omissions of Riggs) or a violation of any other federal or state law applicable to

Kennedy. The provisions of this paragraph shall survive a termination or expiration of this Agreement.
13.	Assignment: This Agreement shall not be assignable by Riggs or Kennedy without the written consent of either party, provided that no consent shall be necessary in the case of a merger, acquisition or reorganization. Kennedy warrants that, in the event of an acquisition, merger or reorganization of Kennedy, there will be no material changes to the nature or quality of the services provided by Kennedy to Riggs and that continuity and quality of services provided by Kennedy to the Trust will be preserved either by retaining senior personnel in place as of the effective date of this Agreement or replacing them with a sufficient number of individuals with comparable skill and experience in relevant disciplines. To the extent permitted by law, the assigning party shall provide notice to the other not less than sixty (60) days in advance of such assignment, or such shorter period of notice as the parties may agree upon; except that Riggs shall provide only that notice that it is permitted to provide under any contractual commitments relating to the transaction resulting in the assignment.

14.	Acknowledgments, Representations and Warranties of Kennedy: With the understanding that Riggs intends to rely on these representations, Kennedy represents and agrees that:

(a)	In providing the services described in this Agreement, Kennedy shall exercise the degree of care consistent with that of qualified professional investment advisers in relating to the same or similar kinds of investments and shall conduct itself in a manner consistent with the fiduciary responsibility requirements of ERISA, with respect to an investment adviser who, under ERISA, is a fiduciary with respect to the Trust.
(b)	Kennedy is a registered investment adviser under the Investment Advisers Act of 1940, and will maintain its registered status under that Act unless firms engaged in providing real estate investment advice are no longer permitted to be a registered investment adviser under that Act. Kennedy is in compliance in all material respects, and will continue to be in compliance in all material respects during the entire term of this Agreement, with the applicable provisions of that Act. Kennedy will provide Riggs with a current and valid copy of Part II of Kennedy’s Form ADV during the entire term of this Agreement. Kennedy has also complied with and will comply with during the entire term of this Agreement, all applicable regulations, registrations, filings, approvals, authorizations, consents or examinations required by the United States Securities and Exchange Commission, the United States Department of Labor or any other governmental authority having jurisdiction over its activities or the acts contemplated by this Agreement.

(c)	The personnel of Kennedy who will be responsible for carrying out this Agreement are individuals experienced in the making of real estate investments of the nature contemplated by this Agreement and are also experienced in the performance of the various functions contemplated by this Agreement.

(d)	Kennedy shall promptly notify Riggs in the event of any change in control of Kennedy or if Kennedy or any affiliate of Kennedy is the subject of proceedings properly commenced under any chapter of the Bankruptcy Act, is the subject of liquidation or insolvency proceedings properly commenced by a regulatory agency with jurisdiction to liquidate the business and affairs of a party; is adjudged insolvent in any proceeding commenced in any court of competent jurisdiction for the appointment of a receiver, liquidator or trustee; makes a general assignment for the benefit of creditors; or admits in writing its inability to pay its debts as they come due.

(e)	Kennedy has procured and shall maintain at all times during the term of this Agreement, if commercially available to investment advisors, errors and omission/professional liability insurance or fiduciary insurance which specifically includes coverage for the Trust’s plan assets in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate. Kennedy shall furnish to Riggs on an annual basis certificate(s) of insurance along with a letter setting forth (i) the amount(s) of coverage, (ii) policy number(s), (iii) expiration date(s), (iv) retention, and (v) carrier name(s). Furthermore, Kennedy shall extend a good faith effort in providing prior written notice to Riggs of any termination or reduction in the amount or scope of coverage. Kennedy shall notify Riggs immediately of any claim made under said errors and omission/professional liability insurance or fiduciary liability insurance and any payment of proceeds. Maintenance of such insurance shall not release Kennedy from any obligations or liabilities under this Agreement.
(f)	Kennedy should promptly notify Riggs in the event that any of the foregoing acknowledgments, representations, warranties or agreements shall no longer be true.

15.	Representations of Riggs: With the understanding that Kennedy intends to rely upon these representations, Riggs represents, warrants and agrees that: (i) it is the Trustee of the Trust; (ii) Kennedy has been duly appointed by Riggs to provide investment advice to Riggs in connection with its duties as Trustee of the Trust; and (iii) Riggs has delivered a true and correct copy of the Trust Agreement and any amendments thereto as may be adopted from time to time to Kennedy for convenience of reference, but the rights, powers and duties of Kennedy shall be governed solely by the terms of this Agreement without reference to the terms of the Trust Agreement.

16.	Construction:

(a)	This Agreement (including the exhibits, other addenda, if any, and documents incorporated by reference, if any) constitutes the entire Agreement between the parties with respect to its subject matter, and supersedes all prior agreements, proposals, negotiations and other written or oral communications between the parties with respect to the subject matter of this Agreement. No waiver of any breach of this Agreement, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach of this Agreement. Except as expressly provided herein, this Agreement may be modified only if such modifications are in writing and signed by the parties hereto.
(b)	If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held contrary to any express provision of law or contrary to the policy of express law, though not expressly prohibited, or against public policy, or shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or the rights of the parties hereto. Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

(c)	Any reference to a section of ERISA, the Internal Revenue Code or other laws shall be deemed to include a reference to any amendment thereof and any successor provisions thereto as well as any regulations or administrative pronouncements thereunder.

(d)	This Agreement shall be administered, construed and enforced in accordance with the laws of the District of Columbia as if the Agreement were executed and performed entirely therein (without giving effects to principles of conflicts of law) to the extent such laws have not been preempted by ERISA or other applicable Federal law.

(e)	This Agreement may be executed in any manner of separate counterparts, each of which shall together be deemed an original, but the several counterparts shall together constitute but one and the same Agreement of the parties hereto.

17.	Relationship of Parties: The relationship between the parties created by this Agreement is that of independent contractors, and not partners, joint venturers or agents. Nothing in this Agreement shall be construed as obligating the Trust to receive services from Kennedy to pay the fees or other sums due Kennedy or otherwise render performance due to Kennedy and Kennedy confirms that it will look solely to Riggs, and not the assets of the Trust, for the payment of sums due it under this Agreement.

18.	Notice: Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall, unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, be given by being mailed by certified mail to the following parties at the addresses indicated:

Riggs Bank, N.A
808 — 17th Street, 12th Floor
Washington, D.C. 20006
Attention: Henry A. Dudley, Jr.
The Legal Department — Attn: Joe Cahill
Kennedy Associates Real Estate Counsel, Inc.
2400 Financial Center
1215 4th Avenue
Seattle, Washington 98161
Attention: Jim C. Snyder

Any party may at any time give notice to the other that it wishes to change its address for purposes of this paragraph.

19.	Termination:

(a)	Except as provided in section 19(b), the term of this Agreement shall commence on July 15, 2002, and shall continue until June 30, 2012, (the “Initial Term”) as such may be extended as provided in this section 19(a). The term of this Agreement shall be automatically extended on June 30, 2012 and on each two-year anniversary of June 30, 2012 for two (2) additional years (to June 30 of the year two years after such renewal date). The Initial Term as so extended is referred to herein as the Extended Term.

(b)	Prior to the expiration of this Agreement or any renewal term:

(i)	Either party may elect to terminate if the other is the subject of proceedings properly commenced under any chapter of the Bankruptcy Act; is the subject of liquidation or insolvency proceedings properly commenced by a regulatory agency with jurisdiction to liquidate the business and affairs of a party; is adjudged insolvent in any proceeding commenced in any court of a competent jurisdiction for the appointment of a receiver, liquidator or trustee; makes a general assignment for the benefit of creditors; or admits in writing its inability to pay its debts as they come due.

(ii)	Either party may terminate if the other materially breaches this Agreement or commits, or has committed prior to the effective date of this Agreement, an act or omission in the performances contemplated by this Agreement (or the Prior Agreement between the parties) constituting bad faith, willful misfeasance, negligence or reckless disregard of duties or responsibilities and such breach or act or omission is not cured within that period of thirty (30) days next following the date on which written notice specifying such breach or act or omission is delivered to the breaching party. Material breaches for purposes of this section 19 shall include, but not be limited to, material violations by Kennedy of Section 8 hereof and material failure by Kennedy to comply with Section 2 hereof.

(iii)	This Agreement shall terminate (A) on liquidation of MEPT if the Trust is terminated pursuant to Section 8.3 of the Trust Agreement, or (B) on Riggs’ removal, resignation or otherwise ceasing to act as the trustee of the Trust but this Agreement shall not terminate if (x) Riggs ceases to be a Trustee because it is acquired and the acquirer becomes Trustee of the Trust, or (y) a successor Trustee is appointed which is or will become an affiliate of Riggs or any successor to Riggs becomes the Trustee of the Trust by merger, acquisition or reorganization of Riggs or by sale of Riggs’ trust business in whole or in part.

(iv)	Either party may terminate if the Trust is the subject of any action by any regulatory authority (including without limitation the Office of Comptroller of Currency, the Internal Revenue Service and the

Department of Labor) which results in conditions under which the operation of the Trust is not feasible.
(v)	Riggs may terminate this Agreement without cause in the event that Participating Plans representing 60% of the Units of the Trust notify within a 30-day period Riggs and Kennedy in writing, referencing this Section 19(b)(v), that they wish to terminate Kennedy’s services under this Agreement.

(c)	A party electing to terminate this Agreement pursuant to subsection (b) of this paragraph shall exercise such election by written notice given in the manner described in Section 18.
(d)	Upon termination or expiration, Kennedy will promptly honor all instructions received from Riggs. Kennedy shall provide to Riggs a final overall report and shall deliver to Riggs any and all original documents pertaining to Real Estate Investments then in its possession and, as requested by Riggs, copies of other books and records relating to the Trust and the Real Estate Investments that are not already in the possession of Riggs.

(e)	Upon termination, fees of Kennedy shall be prorated to the date of termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Attest: /s/ Patrick O. Mayberry	RIGGS BANK N.A.

Dated: May 24, 2002	BY: /s/ Henry A. Dudley, Jr.

ITS: Executive Vice President

Attest: /s/ Kimberly Addy	KENNEDY ASSOCIATES REAL ESTATE COUNSEL, INC.

Dated: 5/24/02	BY: /s/ Jim C. Snyder

ITS: President